Exhibit 99.1

Ed Eger Joins Digital River's Board of Directors

MINNEAPOLIS--(BUSINESS WIRE)--September 17, 2013--Digital River, Inc. (NASDAQ: DRIV) today announced the appointment of Ed Eger to its board of directors. Most recently, Mr. Eger served as a senior vice president and general manager of the Americas at PayPal, Inc. and as an advisor to the CEO at eBay Corporation. In this role, he was tasked with establishing PayPal as the preferred online payment method for consumers and merchants in North and South America.

“Ed brings tremendous payments expertise, global perspective and international operations experience to Digital River’s board of directors,” said David Dobson, CEO of Digital River. “As we continue to grow our business on a worldwide basis, we’re thrilled to have Ed, who lived overseas half of his working life, provide his input on our international growth strategies, company direction and future product offerings.”

Mr. Eger is a seasoned international payments executive with deep financial services, management, branding and risk management experience. From May 1999 to July 2009, Mr. Eger was with Citigroup and last served as the CEO and business head for its International Cards business. While at Citigroup, Mr. Eger was responsible for an organization that spanned 50 countries and served more than 40 million customers worldwide. He held positions across the globe, including Australia, Singapore and New York. Prior to joining Citigroup in 1999, his experience included various business management positions with Advanta, Standard Chartered Bank, Wells Fargo Bank and McKinsey & Company.

“Digital River is a recognized leader in global commerce,” said Ed Eger. “I’m looking forward to working with the company to grow its payments business globally, strengthen its commerce partnerships and continue to build value for its customers and shareholders.”

About Digital River, Inc.
Digital River, Inc. builds and manages online businesses for software and game publishers, consumer electronics manufacturers, distributors, online retailers and affiliates. Its multi-channel commerce solution, which supports both direct and indirect sales, is designed to help companies of all sizes maximize online revenues as well as reduce the costs and risks of running a global commerce operation. The company’s comprehensive platform offers site development and hosting, order management, global payments, cloud-based billing, fraud management, export controls, physical and digital product fulfillment, multi-lingual customer service, advanced reporting and strategic marketing services.

Digital River is headquartered in Minneapolis with offices across the U.S., Asia, Europe and South America. For more details about Digital River, visit the corporate website, follow the company on Twitter or call +1 952-253-1234.

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CONTACT:
Digital River, Inc.
Media Contact:
Maryna Frolova, 952-225-3247
Public Relations and Social Media Manager
publicrelations@digitalriver.com
or
Investor Relations Contact:
Melissa Fisher, 952-225-3351
Vice President, Corporate Development, Investor Relations & Treasury
investorrelations@digitalriver.com